EXHIBIT 21

TAMALPAIS BANCORP
Subsidiaries as of 1998, 2006 and 2007

State of Incorporation or Formation
Tamalpais Bank	California
Tamalpais Wealth Advisors	California
San Rafael Capital Trust II	Delaware
San Rafael Capital Trust III	Delaware